EXHIBIT 99.1

PRESS RELEASE,

dated January 28, 2004

For Immediate Release

Contact: Henry H. Gerkens

Landstar System, Inc.

www.landstar.com

904-398-9400

January 28, 2004

LANDSTAR SYSTEM REPORTS RECORD FOURTH

QUARTER AND FULL YEAR REVENUE AND EARNINGS

Jacksonville, FL – Landstar System, Inc. (NASDAQ: LSTR) reported 2003 record fourth quarter net income of $15.1 million, or $.49 per diluted share, compared to net income of $14.5 million, or $.44 per diluted share, in the 2002 fourth quarter.   Revenue was a record $434.0 million for the thirteen-week period ended December 27, 2003, compared with $394.0 million for the thirteen-week period ended December 28, 2002.  Landstar’s carrier group of companies generated $326.1 million of revenue in the 2003 fourth quarter compared with $299.4 million in the 2002 fourth quarter.  In the 2003 and 2002 fourth quarters, the carrier group invoiced customers $8.7 million and $5.5 million, respectively, of fuel surcharges that were passed on 100 percent to business capacity owners and excluded from revenue.  Landstar’s multimodal services group of companies generated revenue of $100.7 million in the 2003 fourth quarter compared with $87.7 million in the 2002 fourth quarter.

Net income for the 2003 fiscal year was a record $50.7 million, or $1.59 per diluted share.  The 2003 fiscal year included $4.2 million of costs to defend and settle the Gulf Bridge lawsuit.  These costs, net of related income tax benefits, reduced net income in the 2003 fiscal year by $2.7 million, or $.08 per diluted share.  Excluding the costs related to this litigation, net income was $53.4 million, or $1.67 per diluted share, compared to net income of $49.2 million, or $1.47 per diluted share, in the prior year.  Revenue in the 2003 fiscal year was a record $1.597 billion, compared to revenue of $1.507 billion in the 2002 year.  Landstar’s carrier group of companies generated $1.227 billion of revenue in the 2003 full year compared with $1.178 billion in 2002.   In the 2003 and 2002 fiscal years, the carrier group invoiced customers $35.1 million and $11.8 million, respectively, of fuel surcharges that were passed on 100 percent to business capacity owners and excluded from revenue.  Landstar’s multimodal services group of companies generated $341.2 million of revenue in the 2003 fiscal year compared with $300.7 million in 2002.

 “I am extremely pleased with Landstar’s 2003 fourth quarter and full year performance,“ said Landstar Chairman and CEO Jeff Crowe.  “Consolidated revenue increased by more than 10 percent to the highest fourth quarter revenue in Landstar history.  Compared to the 2002 fourth quarter, consolidated brokerage revenue increased 18.6 percent, rail intermodal revenue increased 8.6 percent and revenue hauled by Landstar BCOs increased 8.6 percent.  Diluted earnings per share in the fourth quarter of 2003 increased 11 percent over the fourth quarter of 2002.  Operating margin declined .3 percent in the 2003 fourth quarter compared to the 2002 fourth quarter as adverse claims experience offset an improvement in selling, general and administrative expense,” Crowe said.  “Revenue for the full year increased 6 percent as consolidated brokerage revenue increased 26 percent.  Excluding the cost of the Gulf Bridge litigation, we increased full year diluted earnings per share by almost 14 percent.  Our operating margin for the full 2003 fiscal year was 5.3 percent.  Excluding the $4,150,000 cost of the Gulf Bridge litigation, it was 5.6 percent, the same as the 2002 operating margin.”

“Trailing twelve-month return on average equity remained high at 35 percent and return on invested capital, net income divided by the sum of average equity plus average debt, was 22 percent.  During 2003, we purchased 1,255,051 shares of common stock at a total cost of $73,844,000, as we used the cash generating power of our variable cost business model to enhance shareholder value.  The Company has the ability to purchase an additional 1,380,140 shares of its common stock under its authorized share repurchase program.”

Continuing, Crowe said, “From a revenue standpoint, we are off to a very good start in 2004 and based upon the current level of business activity, I anticipate the revenue increase in the 2004 first quarter over the 2003 first quarter to be in the range of 6 to 10 percent and in the range of 8 to 12 percent for the 2004 full year.”

“In the first weeks of 2004, a truck operated by a Landstar BCO was involved in a very serious accident resulting in fatalities.  We are still in the process of obtaining the facts concerning this incident and evaluating the potential financial cost of this claim to Landstar.  While our evaluation is still preliminary, and investigation continues, it is possible that the ultimate resolution of this claim could result in a charge ranging anywhere from $5 million up to an amount equal to our $10 million self-insured retention amount.  A $10 million pre-tax charge would reduce first quarter and full year earnings by approximately $.20 per diluted share.  Without predicting the cost, if any, of the ultimate resolution of this claim, but assuming it was equal to Landstar’s $10 million self-insured retention, I would anticipate Landstar’s earnings for the first quarter of 2004 to be within a range of $.15 to $.21 per diluted share and earnings for the full 2004 fiscal year to be within a range of $1.65 to $1.75 per diluted share.”

Landstar will provide a live webcast of its quarterly earnings conference call this afternoon at 2 p.m. ET.  To access the webcast, visit the Company’s website at www.landstar.com.  Click on Investors and then the webcast icon.

The following is a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are "forward-looking statements." This press release contains forward-looking statements, such as statements which relate to Landstar's business objectives, plans, strategies and expectations. Terms such as "anticipates," "believes," "estimates," "plans," "predicts," "may," “could”, "should," "will," the negative thereof and similar expressions, including any such expressions with respect to our level of comfort with analyst estimates, are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or workers' compensation claims; unfavorable development of existing accident claims; dependence on independent sales agents; dependence on third party capacity providers; disruptions or failures in our computer systems; a downturn in domestic economic growth or growth in the transportation sector; and substantial industry competition. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and Landstar undertakes no obligation to publicly update or revise any forward-looking statements.

Landstar's carrier group is comprised of Landstar Gemini, Inc., Landstar Inway, Inc., Landstar Ligon, Inc. and Landstar Ranger, Inc. and delivers excellence in complete over-the-road transportation services. Landstar's multimodal group is comprised of Landstar Express America, Inc. and Landstar Logistics, Inc., providing expedited, contract logistics and intermodal transportation services. All Landstar operating companies are certified to ISO 9001:2000 quality management system standards. Landstar System, Inc.'s common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

(tables follow)

LANDSTAR SYSTEM/5

LANDSTAR SYSTEM, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Fiscal Year Ended		Thirteen Weeks Ended

	Dec. 27,	Dec. 28,	Dec. 27,	Dec. 28,
	2003	2002	2003	2002

Revenue	$ 1,596,571	$ 1,506,555	$ 433,997	$ 393,986
Investment income	1,220	1,950	260	398
Costs and expenses:
Purchased transportation	1,185,043	1,116,009	322,672	293,816
Commissions to agents	125,997	118,864	34,773	31,314
Other operating costs	37,681	34,325	10,110	8,051
Insurance and claims	45,690	42,188	13,503	9,516
Selling, general and administrative (1)	105,849	101,918	24,845	24,497
Depreciation and amortization	12,736	11,520	3,178	2,999
Total costs and expenses	1,512,996	1,424,824	409,081	370,193

Operating income (1)	84,795	83,681	25,176	24,191
Interest and debt expense	3,240	4,292	840	774

Income before income taxes (1)	81,555	79,389	24,336	23,417
Income taxes	30,855	30,168	9,188	8,899

Net income (1)	$ 50,700	$ 49,221	$ 15,148	$ 14,518

Earnings per common share (1) (2)	$ 1.65	$ 1.52	$ 0.51	$ 0.46

Diluted earnings per share (1) (2)	$ 1.59	$ 1.47	$ 0.49	$ 0.44
Average number of shares outstanding:
Earnings per common share (2)	30,729,000	32,282,000	29,909,000	31,791,000

Diluted earnings per share (2)	31,920,000	33,535,000	31,076,000	33,048,000

(1)

The fiscal year ended 2003 includes $4,150 of costs to defend and settle the Gulf Bridge lawsuit. Net of related income tax benefits, these costs reduced net income by $2,650, or $0.09 per common share ($0.08 per diluted share).

(2)

All earnings per share amounts and average number of shares outstanding have been restated to give retroactive effect to a two-for-one stock split effected in the form of a 100% stock dividend declared October 15, 2003.

LANDSTAR SYSTEM/6

LANDSTAR SYSTEM, INC. AND SUBSIDIARY

SELECTED SEGMENT INFORMATION

(Dollars in thousands)

(Unaudited)

	Fiscal Year Ended		Thirteen Weeks Ended

	Dec. 27,	Dec. 28,	Dec. 27,	Dec. 28,
	2003	2002	2003	2002

External Revenue

Carrier segment	$ 1,227,171	$ 1,178,263	$ 326,130	$ 299,427
Multimodal segment	341,241	300,716	100,690	87,698
Insurance segment	28,159	27,576	7,177	6,861

External revenue	$ 1,596,571	$ 1,506,555	$ 433,997	$ 393,986

Operating Income

Carrier segment	$ 94,303	$ 87,777	$ 27,905	$ 23,865
Multimodal segment (1)	6,403	7,793	3,647	2,786
Insurance segment	21,227	22,754	3,397	6,887
Other	(37,138)	(34,643)	(9,773)	(9,347)

Operating income (1)	$ 84,795	$ 83,681	$ 25,176	$ 24,191

(1) The fiscal year ended 2003 includes $4,150 of costs to defend and settle the Gulf Bridge lawsuit.

LANDSTAR SYSTEM/7

LANDSTAR SYSTEM, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

ASSETS	Dec. 27, 2003	Dec. 28, 2002
Current Assets
Cash	$ 42,640	$ 65,447
Short-term investments	30,890	3,130
Trade accounts receivable, less allowance of $3,410 and $3,953	219,039	190,052
Other receivables, including advances to independent
contractors, less allowance of $4,077 and $5,331	13,196	12,640
Deferred income taxes and other current assets	14,936	3,338
Total current assets	320,701	274,607
Operating property, less accumulated depreciation and
amortization of $58,480 and $52,841	67,639	76,774
Goodwill	31,134	31,134
Other assets	18,983	18,233
Total assets	$ 438,457	$ 400,748
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Cash overdraft	$ 20,523	$ 16,545
Accounts payable	71,713	60,297
Current maturities of long-term debt	9,434	12,123
Insurance claims	26,293	24,419
Other current liabilities	45,223	40,593
Total current liabilities	173,186	153,977
Long-term debt, excluding current maturities	82,022	65,237
Insurance claims	27,282	25,276
Deferred income taxes	13,452	7,165
Shareholders’ equity
Common stock, $0.01 par value, authorized 50,000,000 and 20,000,000
shares, issued 31,816,860 and 16,337,506 shares	318	163
Additional paid-in capital	18,382	2,609
Retained earnings	224,368	173,817
Cost of 1,809,930 and 554,879 shares of common stock in treasury	(100,150)	(26,306)
Accumulated other comprehensive income	182	-
Notes receivable arising from exercise of stock options	(585)	(1,190)
Total shareholders’ equity	142,515	149,093

Total liabilities and shareholders’ equity	$ 438,457	$ 400,748

LANDSTAR SYSTEM/8

LANDSTAR SYSTEM, INC. AND SUBSIDIARY

SUPPLEMENTAL INFORMATION

December 27, 2003

(Unaudited)

	Fiscal Year Ended		Thirteen Weeks Ended
	Dec. 27,	Dec. 28,	Dec. 27,	Dec. 28,
	2003	2002	2003	2002
Carrier Segment
External revenue generated through (in thousands):
Business Capacity Owners (1)	$ 1,052,346	$ 1,038,298	$ 276,650	$ 256,308
Other third party truck capacity providers	174,825	139,965	49,480	43,119
	$ 1,227,171	$ 1,178,263	$ 326,130	$ 299,427
Revenue per revenue mile	$ 1.72	$ 1.67	$ 1.72	$ 1.66
Revenue per load	$ 1,223	$ 1,172	$ 1,260	$ 1,202
Average length of haul (miles)	709	700	731	723
Number of loads	1,004,000	1,005,000	259,000	249,000

Multimodal Segment
External revenue generated through (in thousands):
Business Capacity Owners (1) (2)	$ 53,766	$ 55,816	$ 16,092	$ 13,263
Other third party truck capacity providers	182,333	143,317	51,178	41,729
Rail and Air Carriers	105,142	101,583	33,420	32,706
	$ 341,241	$ 300,716	$ 100,690	$ 87,698
Revenue per load	$ 1,332	$ 1,150	$ 1,399	$ 1,260
Number of loads	256,000	262,000	72,000	70,000
	As of Dec. 27, 2003	As of Dec. 28, 2002
Capacity
Business Capacity Owners (1) (3)	7,584	7,365
Other third party truck capacity providers:
Approved and active (4)	9,296	8,610
Approved	6,240	5,310
	15,536	13,920
Total available truck capacity providers	23,120	21,285

(1) Business Capacity Owners are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.

(2) Includes revenue generated through Carrier Segment Business Capacity Owners.

(3) Trucks provided by business capacity owners were 8,573 and 8,402, respectively.

(4) Active refers to other third party truck capacity providers who have moved at least one load in the past 180 days.